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                                                										   EXHIBIT 23.2


             ACKNOWLEDGMENT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors
Horizon Group, Inc.


We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Option Plan and Restricted Stock Awards of Horizon Group, Inc. for the registration of 707,108 shares of its common stock of our report dated May 7, 1998, relating to the unaudited consolidated condensed interim financial statements of Horizon Group, Inc. that are included in its Form 10-Q for the three-month period ended March 31, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the aforementioned registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



Chicago, Illinois
June 3, 1998
                                    /s/ Ernst & Young LLP